Exhibit 99.1

EVERTEC, INC. REPORTS FOURTH QUARTER AND YEAR 2011 RESULTS

SAN JUAN, PUERTO RICO – MARCH 27, 2012 — EVERTEC, Inc. (“EVERTEC” or the “Company”) today reported consolidated results for the fourth quarter and the year ended December 31, 2011.

Fourth Quarter Highlights

•	Total revenues were $85.6 million, up 4% as compared to the fourth quarter of 2010.

•	Operating costs and expenses, excluding depreciation and amortization and non-recurring expenses, decreased 2%, as compared to the fourth quarter of 2010.

•	Adjusted EBITDA was $40.2 million, an increase of 10%, as compared to the fourth quarter of 2010.

•	Net debt (unpaid principal balance, net of cash), decreased to $482.0 million as of December 31, 2011 compared to $519.0 million as of December 31, 2010.

•	We made open market purchases and retired $9.5 million aggregate principal amount of the senior notes for an aggregate purchase price of $9.7 million.

2011 Financial Highlights

•	Total revenues were $321.1 million in 2011, an 8% increase as compared to 2010.

•	Operating costs and expenses, excluding depreciation and amortization and non-recurring expenses, increased by 2% over 2010 levels.

•	Adjusted EBITDA was $149.1 million, an increase of $20.3 million, or 16%, over 2010.

Peter Harrington, President and Chief Executive Officer of EVERTEC, stated, “2011 was a very good year for EVERTEC, with solid revenue growth in all business segments. Growth was driven by sales and transaction volume increases, new services to both existing customers and new clients, and expansion of products in Latin America. Our achievements in 2011 set the stage for another strong year ahead. We will continue to focus on executing our growth strategy while maintaining and expanding our product offerings. We expect continued growth as we expand into additional Latin American markets and continue to grow in our existing markets, including in Puerto Rico.”

As previously reported, on September 30, 2010 an affiliate of Apollo Global Management, LLC acquired a 51% indirect interest in EVERTEC, with Popular, Inc. (“Popular”) retaining a 49% indirect interest (the “Merger”). The accompanying consolidated and combined financial information and discussion below (a) compares the results of operations of the three months ended December 31, 2011 and 2010, and (b) compares the results of operations for the year ended December 31, 2011 and the aggregate results of operations of the Predecessor for the nine months ended September 30, 2010 and of the Successor for the three months ended December 31, 2010 (which we refer to as the year ended December 31, 2010 results). Only the results of operations for the Successor period reflect the purchase accounting related to the Merger. The comparison of the Successor and Predecessor period is not consistent with accounting principles generally accepted in the United States (“GAAP”), since the results are not comparable on a period-to-period basis or to other issuers due to the new basis of accounting established at consummation of the Merger. However, we believe that this approach is beneficial to the reader since it provides an easier to read discussion of the results of operations and provides the reader with information from which to analyze our financial results that is consistent with the manner in which management reviews and analyzes results of operations.

Fourth Quarter 2011 Financial Results

For the quarter ended December 31, 2011, total revenues increased $3.2 million, or 4%, to $85.6 million as compared to $82.4 million in the fourth quarter of 2010. Additionally, excluding certain one-time items in the quarter ended December 31, 2010, revenue increased in each of our three reportable segments. Transaction Processing segment revenues increased by $1.4 million, or 7%, Merchant Acquiring segment net revenues increased by $3.2 million, or 21%, and Business Solutions segment revenues increased $1.3 million or 2.9%, excluding certain one-time items in the quarter ended December 31, 2010. Revenue growth was primarily attributable to higher sales volume and transactions in both the local and international markets. Also, the addition of new clients and services positively impacted our business.

Total operating costs and expenses, excluding depreciation and amortization and non-recurring expenses, were $47.5 million in the 2011 fourth quarter, a decrease of $1.0 million, or 2% as compared to $48.4 million in the 2010 fourth quarter. The decrease was mostly related to personnel costs as a result of the cost control measures.

Non-operating expenses for the quarter ended December 31, 2011 amounted to $13.3 million, compared to $14.6 million for the same period in 2010. The decrease of $1.3 million, or 9% from 2010 levels was mostly related to a reduction in interest expense as the result of lower outstanding debt balance attributed to the combination of scheduled principal payments and voluntary prepayments made during 2011, partially offset by $0.3 million charge related to one-time costs associated with the voluntary retirement program and $0.3 million in other expenses.

The Company reported income tax expense of $1.6 million for the quarter ended December 31, 2011, compared to an income tax benefit of $0.2 million for the same period in 2010. The variance of $1.8 million was mainly the result of a taxable loss during the fourth quarter of 2010 which resulted primarily from the non-recurring expenses related to the Merger transaction.

Adjusted EBITDA for the quarter ended December 31, 2011, was $40.2 million, an increase of $3.7 million, or 10%, compared to $36.5 million for the same period in 2010. This increase was primarily due to higher revenues and lower cash expenses related to the implementation of cost savings initiatives. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenues) improved to 47.0% versus 44.3% in the fourth quarter of 2010.

Full Year 2011 Results

Total revenues for the year ended December 31, 2011 increased by $23.7 million, or 8%, to $321.1 million compared to $297.4 million for the year ended December 31, 2010. Revenue increased in each of our three reportable segments. Transaction Processing segment revenues increased by $7.9 million, or 10%, Merchant Acquiring segment net revenues increased by $7.4 million, or 14%, and Business Solutions segment revenues increased by $8.4 million, or 5% over 2010 levels. Revenue growth was driven by higher sales volume and transactions, improving economic conditions and the consolidation of financial institutions in Puerto Rico in 2010 as well as customer growth across all segments.

Total operating costs and expenses, excluding depreciation and amortization and non-recurring expenses, were $184.1 million for the year ended December 31, 2011, an increase of $3.2 million, or 2%, from $180.9 million for the year ended December 31, 2010. The increase was primarily driven by higher equipment expenses needed to support business growth and higher professional services costs, offset by a decrease in personnel costs related to the cost control measures.

Excluding a non-recurring expense related to the voluntary retirement program, non-operating expenses for the year ended December 31, 2011 were $53.0 million, an increase of $43.2 million, compared to $9.8 million for the year ended December 31, 2010. The increase was mostly due to higher interest expense of $37.5 million related to the debt issued in connection with the Merger.

For the year ended December 31, 2011, EVERTEC reported an income tax benefit of $33.1 million compared with an income tax expense of $22.8 million for the same period in 2010. The $55.9 million variance was primarily driven by a reduction in the marginal corporate income tax rate from 39% to 30% related to tax reform enacted in Puerto Rico on January 31, 2011 which resulted in a reduction in current income tax expense and in the Company’s deferred tax liability. Also, the income tax benefit was impacted by a taxable loss for the year ended December 31, 2011 mostly due to expenses related to the cost of the voluntary retirement program and an increase in interest expenses versus a taxable income for the year ended December 31, 2010.

Adjusted EBITDA for the year ended December 31, 2011 increased by $20.3 million, or 16%, to $149.1 million versus $128.8 million in 2010, mainly driven by revenue growth across all three business segments and the impact of cost reduction initiatives. Adjusted EBITDA margin improved to 46.4% in 2011 from 43.3% in 2010.

Cash and Liquidity

As of December 31, 2011, the Company’s unrestricted cash balance was $53.5 million and the Company had $50.0 million of borrowing capacity available under our revolving credit facility, which was undrawn as of that date.

Debt

As of December 31, 2011, the Company’s unpaid principal balance was $535.5 million. During the fourth quarter of 2011, we made open market purchases and retired $9.5 million aggregate principal amount of the senior notes for an aggregate purchase price of $9.7 million.

Conference Call Information

The Company will host an investor conference call to review the operating results for the fourth quarter of 2011 and full year 2011 as follows:

Date:	March 27, 2012
Time:	11:00 a.m. (Eastern Time)
Telephone access:	(800) 299-7928 (U.S.) or (617) 614-3926 (outside the U.S.) Passcode #55975049
Live webcast:	www.evertecinc.com, in the ‘Investor Relations’ section, or http://www.media-server.com/m/p/mb6qm593

The teleconference replay will be available two hours after completion through Tuesday, April 14, 2012, at (888) 286-8010 (U.S. & Canada) or (617) 801-6888. The conference ID for the replay is 84399353. The archived webcast will be on the Company’s website, www.evertecinc.com, in the ‘News and Market Information’ area of the ‘Investor Relations’ section, under ‘Event Calendar’.

About EVERTEC, Inc.

EVERTEC, Inc. and its subsidiaries are a diversified processing business, offering transaction and payment processing, merchant acquiring and processing and business process management solutions services in Puerto Rico and certain countries throughout the Caribbean and Latin America. EVERTEC owns and operates the ATH network, the leading debit payment and automated teller machine (ATM) network in Puerto Rico. EVERTEC’s products and services include point-of-sale processing, network and switch services, ATM driving services, core bank processing, business process outsourcing solutions, technology infrastructure management, and merchant acquiring services. Headquartered in San Juan, Puerto Rico, EVERTEC has approximately 1,500 employees in six countries throughout the Caribbean and Latin America. EVERTEC is 51% owned by an affiliate of Apollo Global Management, LLC, a leading private equity and capital markets investor, and 49% owned by Popular, Inc., the largest financial institution in Puerto Rico and the Caribbean. For more information about EVERTEC, please visit www.evertecinc.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of EVERTEC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates” and “plans” and similar expressions of future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our high level of indebtedness and restrictions contained in our debt agreements; our ability to generate sufficient cash to service our indebtedness and to generate future profits; our reliance on our relationship with Popular for a significant portion of our revenues; our ability to renew our client contracts on terms favorable to us; our dependence on our processing systems, technology infrastructure, security systems and fraudulent payment detection systems; our ability to develop, install and adopt new technology; a decreased client base due to consolidations in the banking and financial services industry; the credit risk of our merchant clients, for which we may also be liable; the continuing market position of the ATH network; our dependence on credit card associations; changes in the regulatory environment and changes in international, legal, political, administrative or economic conditions; the geographical concentration of our business in Puerto Rico; operating an international business in multiple regions with potential political and economic instability; our ability to execute our expansion and acquisition strategies; our ability to protect our intellectual property rights; our ability to recruit and retain qualified personnel; our ability to comply with federal, state and local regulatory requirements; and evolving industry standards.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in the Registration Statement on Form S-4 (File No. 333-173504) that was declared effective by the Securities and Exchange Commission (“SEC”) on August 2, 2011, and in the annual and quarterly reports we file with the SEC from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. We undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

Investor Contacts:

Juan J. Román, CPA	Luis M. Cabrera
Executive Vice President and	Senior Vice President
Chief Financial Officer	Treasurer – Head of Investor Relations
(787) 759-9999, ext 4895	(787) 759-9999, ext 3897
jjroman@evertecinc.com	luiscabrera@evertecinc.com

Media Contact:

Wanda Betancourt, APR

Senior Vice President

Communications and Marketing

(787) 759-9999, ext 4805

wabetancourt@evertecinc.com

EVERTEC, Inc. Consolidated (Successor) and EVERTEC Business Group Combined (Successor and Predecessor) Statements of Income

	Successor		Successor	Successor and Predecessor Combined
(Dollar amounts in thousands)	Quarter ended December 31,		Year ended	Year ended
	2011	2010	December 31, 2011	December 31, 2010
Revenues (1)
Transaction processing	$22,455	$21,034	$85,691	$77,811
Merchant acquiring, net	17,954	14,789	61,997	54,550
Business solutions (2)	45,161	46,586	173,434	165,068

Total revenues	85,570	82,409	321,122	297,429

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization shown below	40,545	41,839	155,377	155,085
Selling, general and administrative expenses	7,334	8,392	33,339	35,392
Depreciation and amortization	17,914	17,722	69,891	37,147

Total operating costs and expenses	65,793	67,953	258,607	227,624

Income from operations	19,777	14,456	62,515	69,805

Non-operating (expenses) income
Interest income	124	118	760	478
Interest expense	(11,685)	(13,436)	(50,957)	(13,506)
Earnings of equity method investments	148	—	833	2,270
Other (expenses) income:
Voluntary Retirement Program (“VRP”) expense	(332)	—	(14,529)	—
Other (expenses) income	(1,581)	(1,316)	(3,672)	960

Total other (expenses) income	(1,913)	(1,316)	(18,201)	960

Total non-operating (expenses) income	(13,326)	(14,634)	(67,565)	(9,798)

Income (loss) before income taxes	6,451	(178)	(5,050)	60,007
Income tax expense (benefit)	1,616	(180)	(33,054)	22,837

Net income from continuing operations	4,835	2	28,004	37,170
Net income from discontinued operations	—	—	—	117

Net income	$4,835	$2	$28,004	$37,287

(1)	Certain prior period balances have been reclassified to conform to the current presentation format which did not have any impact on net income.
(2)

The $45.2 million of revenue for the fourth quarter of 2010 includes $2.7 million of certain one-time, non-recurring revenue. Excluding the $2.7 million of certain one-time, non-recurring revenue, revenue for the fourth quarter of 2010 would have been $43.9 million.

Net income reconciliation to EBITDA and Adjusted EBITDA

We define “EBITDA” as earnings before interest, taxes, depreciation and amortization. We define “Adjusted EBITDA” as EBITDA as further adjusted to exclude unusual items and other adjustments described below. We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our presentation of Adjusted EBITDA is consistent with the equivalent measurements that are contained in our senior secured credit facilities and the indenture governing the notes in testing our compliance. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses such as those excluded in calculating them. Further, our presentation of these measures should not be construed as an inference that our future operating results will not be affected by unusual or nonrecurring items.

Some of the limitations of EBITDA and Adjusted EBITDA are as follows:

•	they do not reflect cash outlays for capital expenditures or future contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness;

•	they do not reflect income tax expense or the cash necessary to pay income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•

other companies, including other companies in our industry, may not use EBITDA and Adjusted EBITDA or may calculate EBITDA and Adjusted EBITDA differently than as presented in this press release, limiting their usefulness as a comparative measure.

Adjusted EBITDA is not a measurement of liquidity or financial performance under GAAP. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with GAAP, as an indicator of cash flows, as a measure of liquidity or as an alternative to operating or net income determined in accordance with GAAP.

A reconciliation of net income to EBITDA and Adjusted EBITDA is provided below:

	Successor		Successor	Successor and Predecessor Combined
	Quarter ended December 31,		Year ended	Year ended
(Dollar amounts in thousands)	2011	2010	December 31, 2011	December 31, 2010
Net income from continuing operations	$4,835	$2	$28,004	$37,170
Income tax expense (benefit)	1,616	(180)	(33,054)	22,837
Interest expense, net	11,562	13,318	50,197	13,028
Depreciation and amortization	17,914	17,722	69,891	37,147

EBITDA	35,927	30,862	115,038	110,182

Stand-alone cost savings (1)	720	36	2,570	4,966
Disposals (2)	—	60	—	(3,856)
Equity income (3)	581	1,514	635	662
Compensation and benefits (4)	608	(408)	15,970	6,568
Pro forma VRP benefits (5)	—	1,584	4,751	1,584
Transaction fees, refinancing costs and others (6)	715	2,265	8,015	2,830
Management fees (7)	636	—	2,532	—
Westernbank EBITDA (8)	—	—	—	5,267
Purchase Accounting (9)	1,021	595	(393)	595

Adjusted EBITDA	$40,208	$36,508	$149,118	$128,798

(1)

For the quarter and year ended December 31, 2011, mostly represents reimbursed software maintenance expense as part of the Merger. For 2010 periods, represents stand-alone savings for costs historically allocated to EVERTEC by Popular, which did not continue post closing, other than temporary transition costs, net of estimated stand-alone costs. The allocations were primarily based on a percentage of revenues or costs (and not based on actual costs incurred) and related to corporate functions such as accounting, tax, treasury, payroll and benefits, risk management, institutional marketing, legal, public relations and compliance. The allocation for the year ended December 31, 2010 was $7.5 million, partially offset by estimated stand-alone costs of $2.6 million. Our estimated stand-alone costs were based on assumptions and estimates that we believed were reasonable, but such assumptions and estimates could be proved to be inaccurate over time.

(2)

Relates to (i) removal of gain on sale in April 2010 of the Company’s equity interest in Inmediata Health Group Corp., and of the related equity income, (ii) allocations previously charged to the discontinued Venezuela operations and (iii) write-off of certain investment securities in the three months ended December 31, 2010.

(3)

Represents the elimination of historical non-cash equity in earnings of investments reported in Net Income from EVERTEC’s 53.97% equity ownership in CONTADO and 31.11% equity ownership in Serfinsa, net of cash dividends received from CONTADO. The equity income adjustments include cash dividends from CONTADO of $1.5 million in December 2010. On March 31, 2011, a final agreement was reached between Popular and the other shareholders of CONTADO and Popular transferred to EVERTEC 19.99% of the equity interest in CONTADO. The year ended December 31, 2011 includes cash dividends received from CONTADO of $1.5 million, offset by CONTADO’s non-cash equity income of $0.8 million.
(4)

For 2011 periods mainly represents one-time costs related to the Voluntary Retirement Program (“VRP”) and other adjustments related to non-cash equity based compensation For 2010 periods primarily represents non-recurring bonuses and payroll tax impact of awards given to certain EVERTEC employees in connection with the Merger, partially offset by estimated costs for the anticipated reinstatement of the employer’s matching contribution to defined contribution pre-tax savings plan which was suspended in March 2009 and reinstated in March 2011. Other adjustments relate to: (i) estimated incremental cost previously impacted by the Troubled Asset Relief Program restrictions, and (ii) employee benefit cost savings.

(5)	Adjustment for each period represents the pro forma full year effect of the expected net savings in compensation and benefits related to the employees that participated in the VRP.
(6)

Primarily relates to the following items: (i) transition fees to support additional requirements of a stand-alone entity, (ii) costs relating to the refinancing of our senior secured credit facility and senior notes exchange offer, and (iii) non-recurring additional property taxes assessed by the government in 2010, and (iv) certain non-cash and other adjustments permitted under credit facility and indenture agreements.

(7)	Represents the management fee payable to the equity sponsors which commenced in January 2011.
(8)

Represents an estimated adjustment for additional EBITDA to be earned from EVERTEC’s processing of Westernbank volumes. The estimate was arrived at using the pricing schedule in the Master Services Agreement as well as management’s estimated related costs of the contribution of additional business volume. Banco Popular acquired Westernbank’s Puerto Rico operations on April 30, 2010, and EVERTEC did not realize the impact of these additional volumes and associated revenues until the third quarter of 2010. The estimate of current Westernbank EBITDA has been added to previous periods for comparative purposes, and reflects estimated, rather than observed, impact.

(9)

Represents elimination of the effects of purchase accounting in connection with (i) certain customer service and software related arrangements where EVERTEC receives reimbursements from Popular; and (ii) EVERTEC’s rights and obligations to buy equity interests in CONTADO and Serfinsa.